Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 of Range Resources Corporation (the “Registration Statement”), and in any related prospectus, of our report, dated January 20, 2022, with respect to our audit of estimates of proved reserves and future net revenue to the Range Resources Corporation interest, prepared for Range Resources Corporation and included in its Annual Report on Form 10-K for the year ended December 31, 2021.

Netherland, Sewell & Associates, Inc.
Dallas, Texas	By:	/s/ Eric J. Stevens, P.E.
July 26, 2022		Eric J. Stevens, P.E.
President and Chief Operating Officer